Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OLO INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Olo Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Olo Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 1, 2005 under the name Mobo Systems, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation, as amended and restated on January 12, 2016, be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Olo Inc. (the “Corporation”)

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 9,700,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 3,559,360 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

The Preferred Stock shall be divided into series. 564,169 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock”. 1,421,911 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”. 832,433 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”. 481,444 shares of the authorized Preferred Stock of the Corporations are hereby designated “Series B Preferred Stock”. 218,448 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock”. 40,955 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”. The Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock will have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of this Part B of this Article Fourth.

1.	Dividends.

The holders of the Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below), Series A-1 Original Issue Price (as defined below), Series B Original Issue Price (as defined below), Series C Original Issue Price (as defined below), Series D Original Issue Price (as defined below), or Series E Original Issue Price (as defined below), as applicable, per annum on each outstanding share of applicable Preferred Stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative. If the Corporation fails to pay the full dividends declared and unpaid on all outstanding shares of Preferred Stock, any partial amounts which are paid as dividends by the Corporation with respect to the Preferred Stock shall be paid to the holders of all shares of Preferred Stock in proportion (as nearly as practicable) to the amount such holders would be entitled to receive if they were to be paid the full declared and unpaid dividends on the applicable series of Preferred Stock. The Corporation shall not declare, pay or set apart for payment a dividend or other distribution (whether in cash or property, but excluding a dividend or distribution on shares of Common Stock payable in Common Stock) on any series or class of capital stock of the Corporation, unless the holders of each series of Preferred Stock (other than any series of Preferred Stock on which such dividend or distribution otherwise was or is being declared, paid or set apart for payment) shall first receive, or simultaneously receive, a dividend or other distribution on each share of each series of Preferred Stock (other than any series of Preferred Stock on which such dividend or distribution otherwise was or is being declared, paid or set apart for payment), in an amount per share of such series of Preferred Stock at least equal to: (A) in the case of a dividend or other distribution on Common Stock or any class or series that is convertible into Common Stock, that dividend or other distribution per share of such series of Preferred Stock as would equal the product of (1) the dividend or other distribution payable on each share of Common Stock or such class or series that is convertible into Common Stock determined, if applicable, as if all shares of such class or series that is convertible into Common Stock had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of such series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or other distribution, or (B) in the case of a dividend or other distribution on any class or series that is not convertible into Common Stock, at a rate per share of such series of Preferred Stock determined by dividing the amount of the dividend or other distribution payable on each share of such unconvertible class or series of capital stock by the original issuance price of such unconvertible class or series of capital stock and multiplying such fraction by (I) with respect to the Series A Preferred Stock, an amount equal to $23.36 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares following the Series E Original Issue Date (as defined in Section 4(d)(i))) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series A Original Issue Price”), (II) with respect to the Series A-1 Preferred Stock, an amount equal to $28.0026 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares following the Series E Original Issue Date) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series A-1 Original Issue Price”), (III) with respect to the Series B Preferred Stock, an amount equal to $11.8399 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares following the Series E Original Issue Date) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B Original Issue Price”) and (IV) with respect to the Series C Preferred Stock, an amount equal to $11.8399 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares following the Series E Original Issue Date) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series C Original Issue Price”) and (V) with respect to the Series D Preferred Stock, an amount equal to $28.37725 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares following the Series E Original Issue Date) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series D Original Issue Price”), and (VI) with respect to the Series E Preferred

Stock, an amount equal to $88.62581 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares following the Series E Original Issue Date) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series E Original Issue Price”). For purposes hereof, the defined terms Series A Original Issue Price, the Series A-1 Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, the Series D Original Issue Price, and the Series E Original Issue Price, collectively, shall be referred to individually as the “Applicable Original Issue Price” for the series of Preferred Stock referenced in such defined term. Notwithstanding the foregoing, no holder of Preferred Stock shall be entitled to receive any dividends or other distribution pursuant to this Section as a result of any redemptions or repurchases of Preferred Stock pursuant to Section 6.

2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Series E Preferred Stock. Subject to Subsection 2(g) below, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each such event, a “Liquidation Event”), the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders (“Available Proceeds”), before any payment shall be made to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series E Original Issue Price plus all declared and unpaid dividends on such share of Series E Preferred Stock (the “Series E Liquidation Amount”). If upon any such Liquidation Event, the Available Proceeds shall be insufficient to pay the holders of shares of Series E Preferred Stock the full Series E Liquidation Amount to which they shall be entitled, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Series D Preferred Stock. Subject to Subsection 2(g) below, in the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock pursuant to Section 2(a) above, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the remaining Available Proceeds, before any payment shall be made to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series D Original Issue Price plus all declared and unpaid dividends on such share of Series D Preferred Stock (the “Series D Liquidation Amount”). If upon any such Liquidation Event, the Available Proceeds shall be insufficient to pay the holders of shares of Series D Preferred Stock the full Series D Liquidation Amount to which they shall be entitled, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Payments to Holders of Series C Preferred Stock. Subject to Subsection 2(g) below, in the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock and Series D Preferred Stock pursuant to Section 2(a) and 2(b) above, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the remaining Available Proceeds, before any payment shall be made to the holders of Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price plus all declared and unpaid dividends on such share of Series C Preferred Stock (the “Series C Liquidation Amount”). If upon any such Liquidation Event, the Available Proceeds shall be insufficient to pay the holders of shares of Series C Preferred Stock the full Series C Liquidation Amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d) Payments to Holders of Series A-1 Preferred Stock and Series B Preferred Stock. Subject to Subsection 2(g) below, in the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock pursuant to Section 2(a), 2(b) and 2(c) above, the holders of shares of Series A-1 Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid out of the remaining Available Proceeds, if any, on a pari passu basis, before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to: (i) with respect to the Series A-1 Preferred Stock, the Series A-1 Original Issue Price plus all declared and unpaid dividends thereon (the “Series A-1 Liquidation Amount”) and (ii) with respect to the Series B Preferred Stock, the Series B Original Issue Price plus all declared and unpaid dividends thereon (the “Series B Liquidation Amount”). If upon any such Liquidation Event, the remaining Available Proceeds shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock and Series B Preferred Stock the full Series A-1 Liquidation Amount or Series B Liquidation Amount, respectively, to which they shall be entitled, the holders of shares of Series A-1 Preferred Stock and Series B Preferred Stock shall share, on a pari passu basis, ratably, based upon the respective aggregate amount payable to the holders thereof under this Section 2(d) in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(e) Payments to Holders of Series A Preferred Stock. Subject to Subsection 2(g) below, in the event of a Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock pursuant to Section 2(a) above, the holders of Series D Preferred Stock pursuant to Section 2(b) above, the holders of Series C Preferred Stock pursuant to Section 2(c) above and to the holders of Series A-1 Preferred Stock and Series B Preferred Stock pursuant to Section 2(d) above, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the remaining Available Proceeds, if any, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price plus all declared and unpaid dividends thereon (the “Series A Liquidation Amount” and together with the Series A-1 Liquidation Amount, the Series B Liquidation Amount, the Series C Liquidation Amount, the Series D Liquidation Amount, and the Series E Liquidation Amount, each, an “Applicable Liquidation Amount”)). If upon any such Liquidation Event the remaining Available Proceeds shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Liquidation Amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(f) Payments to Holders Common Stock. In the event of a Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, and Series A Preferred Stock under Subsections 2(a), 2(b), 2(c), 2(d) and 2(e) above, the remaining Available Proceeds shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

(g) Notwithstanding Subsections 2(a), 2(b), 2(c), 2(d), 2(e) and 2(f) above, solely for purposes of determining the amount each holder of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, is entitled to receive with respect to a Liquidation Event, each holder of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be deemed to have converted such holder’s shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock into shares of Common Stock immediately prior to such Liquidation Event pursuant to the terms of this Certificate of Incorporation (regardless of whether such holder actually converted such shares or whether there are sufficient shares of authorized Common Stock to permit actual conversion of all shares of such series of Preferred Stock into shares of Common Stock) if, as a result of an actual conversion of such shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, the holders of such shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock would receive (with respect to shares of Common Stock that would be issued upon conversion of such shares of such series of Preferred Stock), in the aggregate, an amount greater than the amount that would be distributed to the holders of such shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, pursuant to Subsections 2(a), 2(b), 2(c), 2(d), 2(e) and 2(f) above, if such holders did not convert such shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, into shares of Common Stock, and in such event each holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, shall be deemed to have converted such shares into Common Stock and shall be entitled to receive such greater amount in connection with such Liquidation Event.

(h) Deemed Liquidation Events.

(i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless (x) the holders of a majority of the Preferred Stock, voting together as a single class and on an as-converted basis, (y) if a majority of the Available Proceeds after such event would reasonably be expected to be paid to the holders of Series D Preferred Stock, by reason of their ownership thereof, if such Available Proceeds were then distributed among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, holders of a majority of the Series D Preferred Stock, voting as a separate class and, (z) if a majority of the Available Proceeds after such event would reasonably be expected to be paid to the holders of Series E Preferred Stock, by reason of their ownership thereof, if such Available Proceeds were then distributed among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, holders of a majority of the Series E Preferred Stock, voting as a separate class, elect otherwise by joint written notice to the Corporation prior to the effective date of any such event:

(A) a merger or consolidation in which

(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation (excluding for this purpose the shares held by an Acquiring Stockholder (as hereinafter defined) or an Affiliate (as hereinafter defined) thereof) continue to represent, or are converted or exchanged for shares of capital stock that represent, immediately following such merger or consolidation a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(B) the sale, lease, exclusive out-license, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, license, transfer or other disposition is to a wholly owned subsidiary of the Corporation; or

(C) any purchase of shares of capital stock of the Corporation (either through a negotiated stock purchase, a tender for such shares or a primary issuance of such shares by the Corporation) in any one transaction or series of related transactions by any party or group that, together with its Affiliates, did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group, together with its Affiliates, beneficially owns at least a majority of such voting power immediately after such purchase, other than an equity financing in which (1) the consideration for such equity financing is in the form of cash, and such cash is received by the Corporation for working capital purposes, (2) the Corporation is the surviving Corporation, and (3) the consideration per share in such equity financing is equal to at least 65% of the consideration per share in the immediately preceding financing of the Corporation in which cash was received by the Corporation for working capital purposes.

For purposes of Section 2(h)(i)(A), an “Acquiring Stockholder” means a stockholder that (i) merges or otherwise combines with the Corporation in such combination transaction or (ii) owns or controls, directly or indirectly, a majority of another corporation that merges or otherwise combines with the Corporation in such combination transaction.

(ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Section 2(h)(i)(A)(I) above without the prior written consent of (x) the holders of a majority of the Preferred Stock, voting together as a single class and on an as-converted basis, (y) if a majority of the consideration from such transaction that is payable to the stockholders of the Corporation would reasonably be expected to be paid to the holders of Series D Preferred Stock, by reason of their ownership thereof, if such consideration were allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, holders of a majority of the Series D Preferred Stock, voting as a separate class and, (z) if a majority of the consideration from such transaction that is payable to the stockholders of the Corporation would reasonably be expected to be paid to the holders of Series E Preferred Stock, by reason of their ownership thereof, if such consideration were allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, holders of a majority of the Series E Preferred Stock, voting as a separate class, unless in connection with such transaction the consideration from such transaction that is payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above.

(iii) In the event of a Deemed Liquidation Event pursuant to Section 2(h)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, so request in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to (A) with respect to the Series E Preferred Stock, the amount to which the holders of such stock would have been entitled had the Net Proceeds been distributed in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g)

above, (B) with respect to the Series D Preferred Stock, the amount to which the holders of such stock would have been entitled had the Net Proceeds been distributed in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, (C) with respect to the Series C Preferred Stock, the amount to which the holders of such stock would have been entitled had the Net Proceeds been distributed in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, (D) with respect to the Series B Preferred Stock, the amount to which the holders of such stock would have been entitled had the Net Proceeds been distributed in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, (E) with respect to the Series A-1 Preferred Stock, the amount to which the holders of such stock would have been entitled had the Net Proceeds been distributed in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above and (F) with respect to the Series A Preferred Stock, the amount to which the holders of such stock would have been entitled had the Net Proceeds been distributed in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, in accordance with the priorities and preferences set forth in Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, in each case, in accordance with the priorities and preferences set forth in Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) above. The provisions of Sections 6(e) through 6(h) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2(h)(iii). Prior to the distribution or redemption provided for in this Subsection 2(h)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including the affirmative vote of a majority of Preferred Directors (as defined below). Upon failure by the Board of Directors of the Corporation, including the affirmative vote of a majority of Preferred Directors (as defined below), to make such determination regarding the value of such property, rights or securities within five (5) business days from a date set by the Board of Directors, then such value shall be determined by an independent appraisal firm designated by the Board of Directors, which designation shall be subject to the reasonable approval of a majority of Preferred Directors.

(i) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2(h)(i)(A)(I), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2(i), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.	Voting.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by the General Corporation Law or otherwise as set forth in this Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b) The holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Series D Directors”), the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series C Director”), the holders of record of the shares of Series A-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series A-1 Director”), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series A Director” and, together with the Series D Directors, the Series C Director and the Series A-1 Director, the “Preferred Directors”), and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Common Director”). Any director elected as provided in the preceding sentence may be removed only by the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock voting together as a single class on an as-converted basis) shall be entitled to elect any remaining members of the Board of Directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(b). The rights of the holders of the Series D Preferred Stock under the first sentence of this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding fewer than 200,000 shares of Series D Preferred Stock, the rights of the holders of the Series C Preferred Stock under the first sentence of this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding fewer than 200,000 shares of Series C Preferred Stock, the rights of the holders of the Series A-1 Preferred Stock under the first sentence of this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding fewer than 125,000 shares of Series A-1 Preferred Stock, and the rights of the holders of the Series A Preferred Stock under the first sentence of this Subsection 3(b) shall terminate on the first date on which there are issued and outstanding fewer than 27,000 shares of Series A Preferred Stock (in each case subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares).

(c) So long as at least 150,000 shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by the General Corporation Law or by this Certificate of Incorporation, and in addition to any other vote required by the General Corporation Law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class and on an as-converted basis, the Corporation shall not (and the Corporation shall cause each of its subsidiaries not to), either directly or by amendment, filing of a certificate of designations, preferences or rights, merger, consolidation or otherwise do any of the following (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):

(i) make any bankruptcy filing or liquidate, dissolve or wind-up the business and affairs of the Corporation or any of its material subsidiaries, effect any Deemed Liquidation Event or authorize, approve or consummate any merger or consolidation that does not constitute a Deemed Liquidation Event and which merger or consolidation contemplates the conversion of any or all shares of any series of Preferred Stock into cash or non-cash consideration, or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of or add any provision to this Certificate of Incorporation or Bylaws of the Corporation;

(iii) change the preferences, privileges, rights or powers of any series of Preferred Stock so as to adversely affect such series;

(iv) reclassify, subdivide or make any change to any series or class of the Corporation’s capital stock or authorize or create any new series or class of the Corporation’s capital stock, including without limitation (A) any additional class or series of shares of stock having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or (B) any additional class or series of shares of stock that would trigger an adjustment to the conversion price of any series of Preferred Stock under Section 4(d), or any obligation or security convertible into such stock, or increase the authorized number of shares of any series of Preferred Stock;

(v) purchase or redeem any shares of its capital stock, except (x) pursuant to Section 6 and (y) pursuant to agreements with employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, unless such purchase or redemption is approved by a majority of the Preferred Directors;

(vi) pay or declare any dividend or make any distribution on its capital stock other than redemptions or repurchases of Preferred Stock pursuant to Section 6;

(vii) incur any indebtedness for borrowed money that would cause the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such incurrence to exceed $5,000,000, unless approved by a majority of the members of the Board of Directors that do not also serve as officers or employees of the Corporation (the “Non-Executive Directors”);

(viii) increase or decrease the authorized number of directors constituting the Board of Directors;

(ix) enter into transactions (including, but not limited to, loans, advances (other than advances of travel and other comparable business expenses in the ordinary course of business) and management fees, but excluding offer letters and related agreements and equity compensation agreements entered into in the ordinary course of business) with any stockholder, officer, director or affiliate of the Corporation or any of its subsidiaries or any affiliate of any of the foregoing persons or entities, unless such action is approved by a majority of the Non-Executive Directors;

(x) make any loan or advance to, or own or acquire any stock or other securities of, any corporation, partnership or other entity, unless it is wholly-owned by the Corporation, unless such action is approved by a majority of the Non-Executive Directors;

(xi) effect any public offering of its securities;

(xii) issue any shares of Common Stock or Options therefor under the Corporation’s 2005 Equity Incentive Plan and 2015 Equity Incentive Plan (“Equity Incentive Plans”) in the aggregate in excess of such number provided for in Section 4(d)(i)(E)(III) or increase the number of shares of Common Stock reserved for issuance under the Corporation’s Equity Incentive Plans, amend or modify any of the Corporation’s Equity Incentive Plans or adopt, amend or modify any other stock incentive, restricted stock, stock repurchase or other equity incentive plan, agreement or arrangement; or

(xiii) agree, whether or not in writing, to do any of the foregoing.

(d) So long as any shares of Series E Preferred Stock remain outstanding, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, do any of the following (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):

(i) change the preferences, privileges, rights or powers with respect to, or reclassify or subdivide, the Series E Preferred Stock so as to affect the Series E Preferred Stock in an adverse way (it being agreed that creation of a senior or pari passu series of preferred stock (including without limitation, the creation of a senior liquidation preference, dividend or redemption rights) in a bona fide financing transaction shall not, in and of itself, be deemed to be adverse to the Series E Preferred Stock);

(ii) increase or decrease the authorized number of shares of Series E Preferred Stock;

(iii) pay or declare any dividend on Common Stock (other than a dividend payable in shares of Common Stock) or on Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Series A Preferred Stock prior to paying or declaring a like dividend on Series E Preferred Stock; or

(iv) reclassify, alter or amend any series or class of the Corporation’s capital stock that is junior to the Series E Preferred Stock in respect of the rights, preferences or privileges of the Series E Preferred Stock, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E Preferred Stock in respect of any such right, preference or privilege.

(e) So long as any shares of Series D Preferred Stock remain outstanding, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, do any of the following (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect):

(i) change the preferences, privileges, rights or powers with respect to, or reclassify or subdivide, the Series D Preferred Stock so as to affect the Series D Preferred Stock in a materially adverse way in a manner different than any one or more other series of Preferred Stock; or

(ii) increase the authorized number of shares of Series D Preferred Stock.

(f) So long as any shares of Series C Preferred Stock remain outstanding, , and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, do any of the following (and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect), (i) change the preferences, privileges, rights or powers with respect to, or reclassify or subdivide, the Series C Preferred Stock so as to affect the Series C Preferred Stock in a materially adverse way in a manner different than any one or more other series of Preferred Stock or (ii) increase the authorized number of shares of Series C Preferred Stock.

(g) So long as any shares of Series B Preferred Stock remain outstanding, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise change the preferences, privileges, rights or powers with respect to, or reclassify or subdivide, the Series B Preferred Stock so as to affect the Series B Preferred Stock in a materially adverse way in a manner different than other series of Preferred Stock.

(h) So long as any shares of Series A-1 Preferred Stock remain outstanding, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise change the preferences, privileges, rights or powers with respect to, or reclassify or subdivide, the Series A-1 Preferred Stock so as to affect the Series A-1 Preferred Stock in a materially adverse way in a manner different than other series of Preferred Stock.

(i) So long as any shares of Series A Preferred Stock remain outstanding, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise change the preferences, privileges, rights or powers with respect to, or reclassify or subdivide, the Series A Preferred Stock so as to affect the Series A Preferred Stock in a materially adverse way in a manner different than other series of Preferred Stock.

4.	Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Applicable Original Issue Price for the applicable series of Preferred Stock by the Applicable Conversion Price (as defined below) for such series in effect at the time of conversion. As of the Series E Original Issue Date, the “Series A Conversion Price” shall initially be equal to $2.336, the “Series A-1 Conversion Price” shall initially be equal to $2.80026, the “Series B Conversion Price” shall initially be equal to $11.8399, the “Series C Conversion Price” shall initially be equal to $11.8399,the

“Series D Conversion Price” shall initially be equal to $28.37725 and the “Series E Conversion Price” shall initially be equal to $88.62581. The defined terms Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price, shall be referred individually as the “Applicable Conversion Price” for the series of Preferred Stock referenced in such defined term. The initial Applicable Conversion Price for a series of Preferred Stock, and the rate at which shares of such series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent)

shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Applicable Conversion Price for a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price for such series of Preferred Stock.

(iii) All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(iv) Upon any such conversion, no adjustment to any Applicable Conversion Price shall be made for any declared but unpaid dividends on the applicable Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Applicable Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Series E Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “In the Money”, with respect to any Option or Convertible Security, shall mean an Option or Convertible Security that has an exercise price or conversion price, as applicable, that is equal to or lower than either (i) the Series E Conversion Price or (ii) the fair market value of the security issuable upon exercise, conversion or exchange of such Option or Convertible Security, as applicable, as determined by the Company’s Board of Directors in good faith.

(E) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series E Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(I)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(II)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e), 4(f), 4(g) or 4(h) below;

(III)

up to an aggregate of 2,994,619 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to an equity incentive plan, agreement or arrangement approved by the Board of Directors of the Corporation, including a majority of the Non-Executive Directors (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are re-granted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement);

(IV)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(V)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, the principal purpose of which is other than the raising of capital through the sale of equity securities, and the terms of which are approved by the Board of Directors of the Corporation, including a majority of the Non-Executive Directors;

(VI)

shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, including a majority of the Non-Executive Directors;

(VII)

shares of Common Stock, Options or Convertible Securities issued to an entity as a component of any bona fide corporate strategic relationship, the principal purpose of which is other than the raising of capital through the sale of equity securities, and the terms of which are: (a) approved by the Board of Directors of the Corporation in the case of the issuance of securities, in a single transaction or a series of related transactions, constituting less than or equal to one percent of the Common Stock outstanding (assuming the conversion and/or exercise into Common Stock of all outstanding Options and Convertible Securities) determined as of immediately prior to such issue; and (b) approved unanimously by the Board of Directors of the Corporation in the case of the issuance of securities, in a single transaction or a series of related transactions, constituting more than one percent of the Common Stock outstanding (assuming the conversion and/or exercise into Common Stock of all outstanding Options and Convertible Securities) determined as of immediately prior to such issue; or

(VIII)	shares of Common Stock issued in a Qualifying Public Offering.

(ii) No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price of any series of Preferred Stock shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Applicable Conversion Price for such series of Preferred Stock, in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment to the Applicable Conversion Price of such series of Preferred Stock shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that no adjustments in any Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities if such subsequent issue is pursuant to the terms of such Option or Convertible Security.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to an Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms, but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing any Applicable Conversion Price to an amount that exceeds the lower of (i) the Applicable Conversion Price for such series of Preferred Stock on the original adjustment date, or (ii) the Applicable Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series E Original Issue Date), are revised after the Series E Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms, but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to an Applicable Conversion Price for a series of Preferred Stock pursuant to the terms of Subsection 4(d)(iv) below, the Applicable Conversion Price for such series of Preferred Stock shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(iv) Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series E Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue for a series of Preferred Stock, then such Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A) CP2 shall mean the Applicable Conversion Price for such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock

(B) CP1 shall mean the Applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(C) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Preferred Stock) outstanding immediately prior to such issue; provided that any such Options or Convertible Securities are In the Money at the time of any adjustment pursuant to this subparagraph 4(d)(iv).

(D) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to an Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) above then, upon the final such issuance, such Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series E Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Preferred Stock or combine the outstanding shares of Preferred Stock without a comparable combination of the Common Stock, each Applicable Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series E Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Preferred Stock or effect a subdivision of the outstanding shares of Preferred Stock without a comparable subdivision of the Common Stock, each Applicable Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event, each Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each Applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(g), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of each Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of an Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of such series of Preferred Stock.

(j) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of any series of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5.	Mandatory Conversion.

(a) Upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in (i) the admission of the Common Stock on the New York Stock Exchange, NASDAQ or other nationally-recognized exchange, (ii) the sale of Common Stock in such public offering for at least $75,000,000 of gross proceeds, net of the underwriting discount and commissions, to the Corporation, and (iii) an offering price per share to the public in such public offering at least equal to the Series E Original Issue Price (a “Qualifying Public Offering”), (A) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate, and (B) such shares may not be reissued by the Corporation as shares of such series. If prior to a Qualifying Public Offering, the holders of a majority of the then outstanding shares of Preferred Stock (other than the Series E Preferred Stock), voting together as a single class and on an as-converted basis (including a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class) elect in a vote or written consent to convert their shares of Preferred Stock (other than Series E Preferred Stock) to Common Stock, then (i) all outstanding shares of

Preferred Stock (other than the Series E Preferred Stock) shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4(a)(i). and (ii) such shares may not be reissued by the Corporation. If prior to a Qualifying Public Offering, the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class elect in a vote or written consent to convert their shares of Series E Preferred Stock to Common Stock, then (i) all outstanding shares of Series E Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4(a)(i) and (ii) such shares may not be reissued by the Corporation. The time of such closing or the date and time specified or the time of the event specified in a vote or written consent pursuant to this Subsection 5.1(a) is referred to herein as the “Mandatory Conversion Date.”

(b) All holders of record of shares of Preferred Stock subject to conversion at a Mandatory Conversion Date shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Preferred Stock subject to conversion at the Mandatory Conversion Date. Upon receipt of such notice, each holder of shares of Preferred Stock subject to conversion at the Mandatory Conversion Date shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock subject to conversion at such Mandatory Conversion Date shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock subject to conversion at a Mandatory Conversion Date, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the applicable Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Preferred Stock accordingly.

6.	Redemption.

(a) Series E Preferred Redemption. All shares of Series E Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Series E Original Issue Price, plus all declared but unpaid dividends thereon (the “Series E Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after the fifth anniversary of the Series E Original Issue Date from the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class and on an as-converted basis, of written notice requesting redemption of all shares of Series E Preferred Stock (the date of each such annual installment being referred to as a “Series E Redemption Date”). On each Series E Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series E Preferred Stock owned by each holder (calculated on an as converted to Common Stock basis), that number of outstanding shares of Series E Preferred Stock determined by dividing (i) the total number of shares of Series E Preferred Stock outstanding immediately prior to such Series E Redemption Date by (ii) the number of remaining Series E Redemption Dates (including the Series E Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Series E Redemption Date all shares of Series E Preferred Stock to be redeemed on such Series E Redemption Date, the Corporation shall redeem from each holder of shares of Series E Preferred Stock a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares of such stock to be redeemed if the legally available funds were sufficient to redeem all such shares of Series E Preferred Stock to be redeemed on such Series E Redemption Date, and shall redeem the remaining shares of such stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, provided that, if the redemption would be treated pursuant to Section 302(d) of the Internal Revenue Code of 1986, as amended, (the “Code”) as a distribution of property to which Section 301 of the Code applies, then the Corporation and such holders shall use commercially reasonable efforts to structure the redemption of the Series E Preferred Stock in a tax efficient manner; provided further that, for so long as any share of Series E Preferred Stock otherwise scheduled to be redeemed on a Series E Redemption Date is not redeemed on such Series E Redemption Date (whether as a result of this sentence, the failure of the Corporation to pay the applicable Redemption Price or other amounts in full in cash on such Series E Redemption Date or otherwise), interest at the rate of twelve percent (12%) per annum shall accrue on the applicable Redemption Price of such share of Series E Preferred Stock, which interest shall be payable to the holder of such share of Series E Preferred Stock quarterly in arrears and on the date that such Redemption Price is actually paid. For the avoidance of doubt, in the event that any holder of any series of Preferred Stock other than the Series E Preferred Stock exercises a redemption right under this Section 6, and in the event the Corporation does not have sufficient funds readily available to effect all such redemptions, the Corporation shall use all such available funds to first consummate the Series E Preferred Stock redemption to the fullest extent available, prior to redeeming any other series of Preferred Stock hereunder.

(b) Series D Preferred Redemption. All shares of Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Series D Original Issue Price, plus all declared but unpaid dividends thereon (the “Series D Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after the later of (i) the fifth anniversary of the Series E Original Issue Date and (ii) the first date after the Series E Original Issue Date on which no shares of Series E Preferred Stock remain outstanding (or such earlier date as is consented to in writing by holders of a majority of the then outstanding shares of Series E Preferred Stock) from the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a separate class and on an as-converted basis, of written notice requesting redemption of all shares of Series D Preferred Stock (the date of each such annual installment being referred to as a “Series D Redemption Date”). On each Series D Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder (calculated on an as converted to Common Stock basis), that number of outstanding shares of Series D Preferred Stock determined by dividing (i) the total number of shares of Series D Preferred Stock outstanding immediately prior to such Series D Redemption Date by (ii) the number of remaining Series D Redemption Dates (including the Series D Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Series D Redemption Date all shares of Series D Preferred Stock to be redeemed on such Series D Redemption Date, the Corporation shall redeem from each holder of shares of Series D Preferred Stock a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares of such stock to be redeemed if the legally available funds were sufficient to redeem all such shares of Series D Preferred Stock to be redeemed on such Series D Redemption Date, and shall redeem the remaining shares of such stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, provided that, if the redemption would be treated pursuant to Section 302(d) of the Code as a distribution of property to which Section 301 of the Code applies, then the Corporation and such holders shall use commercially reasonable efforts to structure the redemption of the Series D Preferred Stock in a tax efficient manner; provided further that, for so long as any share of Series D Preferred Stock otherwise scheduled to be redeemed on a Series D Redemption Date is not redeemed on such Series D Redemption Date (whether as a result of this sentence, the failure of the Corporation to pay the applicable Redemption Price or other amounts in full in cash on such Series D Redemption Date or otherwise), interest at the rate of twelve percent (12%) per annum shall accrue on the applicable Redemption Price of such share of Series D Preferred Stock, which interest shall be payable to the holder of such share of Series D Preferred Stock quarterly in arrears and on the date that such Redemption Price is actually paid. For the avoidance of doubt, following the redemption of all Series E Preferred Stock, in the event that any holder of any series of Preferred Stock other than the Series D Preferred Stock exercises a redemption right under this Section 6, and in the event the Corporation does not have sufficient funds readily available to effect all such redemptions, the Corporation shall use all such available funds to first consummate the Series D Preferred Stock redemption to the fullest extent available, prior to redeeming any other series of Preferred Stock hereunder (other than the Series E Preferred Stock).

(c) Series C Preferred Redemption. All shares of Series C Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Series C Original Issue Price, plus all declared but unpaid dividends thereon (the “Series C Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after the later of (i) the fifth anniversary of the Series E Original Issue Date and (ii) the first date after the Series E Original Issue Date on which no shares of Series E Preferred Stock and no shares of Series D Preferred Stock remain outstanding (or such earlier date as is consented to in writing by both (i) holders of a majority of the then outstanding shares of Series E Preferred Stock and (ii) holders of a majority of the then outstanding shares of Series D Preferred Stock, as applicable) from the holders of (A) a majority of the then outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis and (B) a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class, of written notice requesting redemption of all shares of Series C Preferred Stock (the date of each such annual installment being referred to as a “Series C Redemption Date”). On each Series C Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series C Preferred Stock owned by each holder (calculated on an as converted to Common Stock basis), that number of outstanding shares of Series C Preferred Stock determined by dividing (i) the total number of shares of Series C Preferred Stock outstanding immediately prior to such Series C Redemption Date by (ii) the number of remaining Series C Redemption Dates (including the Series C Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Series C Redemption Date all shares of Series C Preferred Stock to be redeemed on such Series C Redemption Date, the Corporation shall redeem from each holder of shares of Series C Preferred Stock a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares of such stock to be redeemed if the legally available funds were sufficient to redeem all such shares of Series C Preferred Stock to be redeemed on such Series C Redemption Date, and shall redeem the remaining shares of such stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor; provided that, if the redemption would be treated pursuant to Section 302(d) of the Code as a distribution of property to which Section 301 of the Code applies, then the Corporation and such holders shall use commercially reasonable efforts to structure the redemption of the Series C Preferred Stock in a tax efficient manner; provided further that, for so long as any share of Series C Preferred Stock otherwise scheduled to be redeemed on a Series C Redemption Date is not redeemed on such Series C Redemption Date (whether as a result of this sentence, the failure of the Corporation to pay the applicable Redemption Price or other amounts in full in cash on such Series C Redemption Date or otherwise), interest at the rate of twelve percent (12%) per annum shall accrue on the applicable Redemption Price of such share of Series C Preferred Stock, which interest shall be payable to the holder of such share of Series C Preferred Stock quarterly in arrears and on the date that such Redemption Price is actually paid. For the avoidance of doubt, following the redemption of all Series E Preferred Stock and Series D Preferred Stock, in the event that any holder of any other series of Preferred Stock other than Series C Preferred Stock exercises a redemption right under this Section 6, and in the event the Corporation does not have sufficient funds readily available to effect all such redemptions, the Corporation shall use all such available funds to first consummate the Series C Preferred Stock redemption to the fullest extent available, prior to redeeming any other series of Preferred Stock hereunder (other than the Series E Preferred Stock and the Series D Preferred Stock).

(d) Other Preferred Redemption. All shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock (the “Other Series Preferred Stock”) shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series A Original Issue Price per share, Series A-1 Original Issue Price per share, or Series B Original Issue Price, as applicable, plus all declared but unpaid dividends thereon (the “Other Series Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after the later of (i) the fifth anniversary of the Series E Original Issue Date and (ii) the first date after the Series E Original Issue Date on which no shares of Series E Preferred Stock, no shares of Series D Preferred Stock and no shares of Series C Preferred Stock remain outstanding (or such earlier date as is consented to in writing by (i) holders of a majority of the then outstanding shares of Series E Preferred Stock, (ii) holders of a majority of the then outstanding shares of Series D Preferred Stock, and (iii) holders of a majority of the then outstanding shares of Series C Preferred Stock, as applicable), from the holders of a majority of the then outstanding shares of the Other Series Preferred Stock, voting together as a single class and on an as-converted basis, of written notice requesting redemption of all shares of Other Series Preferred Stock (the date of each such installment being referred to as an “Other Series Redemption Date”). Subject to the last sentence of this Section 6(d), on each Other Series Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Other Series Preferred Stock owned by each holder (calculated on an as converted to Common Stock basis), that number of outstanding shares of Other Series Preferred Stock determined by dividing (i) the total number of shares of Other Series Preferred Stock outstanding immediately prior to such Other Series Redemption Date by (ii) the number of remaining Other Series Redemption Dates (including the Other Series Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Other Series Redemption Date all shares of Other Series Preferred Stock to be redeemed on such Other Series Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor; provided that, if the redemption would be treated pursuant to Section 302(d) of the Code as a distribution of property to which Section 301 of the Code applies, then the Corporation and such holders shall use commercially reasonable efforts to structure the redemption of the Other Series Preferred Stock in a tax efficient manner. Notwithstanding anything to the contrary set forth in this Section 6 or elsewhere in this Certificate of Incorporation, (i) unless consented to in writing by holders of a majority of the Series E Preferred Stock then outstanding, no shares of any other series of Preferred Stock may be redeemed, repurchased or otherwise acquired by the Corporation while any shares of Series E Preferred Stock remain outstanding; (ii) unless consented to in writing by holders of a majority of the Series D Preferred Stock then outstanding, no shares of any other series of Preferred Stock other than the Series E Preferred Stock may be redeemed, repurchased or otherwise acquired by the Corporation while any shares of Series D Preferred Stock remain outstanding; and (iii) unless consented to in writing by holders of a majority of the Series C Preferred Stock then outstanding, no shares of any series of Preferred Stock other than the Series E Preferred Stock or the Series D Preferred Stock may be redeemed, repurchased or otherwise acquired by the Corporation while any shares of Series C Preferred Stock remain outstanding.

(e) Redemption Notice. Written notice of the mandatory redemption of shares of Preferred Stock pursuant to this Section 6 (each a “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to each Series E Redemption Date, Series D Redemption Date, Series C Redemption Date or Other Series Redemption Date (each a “Redemption Date”), as the case may be. Each Redemption Notice shall state:

(I)	the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(II)

the applicable Redemption Date, the Series E Redemption Price, the Series D Redemption Price, Series C Redemption Price or Other Series Redemption Price (each a “Redemption Price”), as the case may be, for each series of Preferred Stock to be redeemed on such Redemption Date;

(III)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(f) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(g) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(h) Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of the affected Preferred Stock following redemption.

FIFTH: Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is shall provide indemnification of (and advancement of expenses to) directors of the Corporation through Bylaw provisions, agreements with such directors, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

THIRTEENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of any series of Preferred Stock or any partner, member, director, stockholder, affiliate, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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3): The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4): That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed on January 12, 2016, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 28th day of April, 2020.

By:	/s/ Noah Glass
Noah Glass, Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]